ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110030037-17
	Filing Date and Time 01/14/2011 9:43 AM
	Entity Number C4086-1986

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

New Leaf Brands, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Section 1. Designation and Amount. The Shares of such series shall be designated as "Series K 10% Convertible Preferred Stock" ("Series K Preferred Stock"). The par value of the Series K Preferred Stock shall be $0.001 per share and number of shares constituting the Series K Preferred Stock shall be 1,000.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

David Tsiang, Chief Financial Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Section 2. Rank.

The Series K Preferred Stock shall, with respect to rights on dividends, liquidation, dissolution and winding up, rank senior to all classes of the Company's common stock, par value $0.001 per share (the "***Common Stock***"), and to each other class of share capital of the Company now existing or hereafter established by the Board, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series K Preferred Stock as to rights on dividends, liquidation, winding-up and dissolution of the Company (collectively referred to as the "***Junior Securities***").

Section 3. Dividends and Distributions.

(a) The holders of shares of Series K Preferred Stock shall be entitled to receive dividends, on a cumulative basis, at an annual rate of 10% of (i) the Stated Value (as defined in Section 9) of a share of the Series K Preferred Stock, plus (ii) any due but unpaid dividends thereon.

(b) The Company may pay such dividends in cash or in shares of Series K Preferred Stock valued at the Stated Value.

(c) Dividends shall begin to accrue as to each share of Series K Preferred Stock on the date of issuance and shall continue to accrue daily thereafter, whether or not declared. Dividends shall be due and payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31 (each, a "***Dividend Payment Date***"). Each such dividend will be payable on each of the Dividend Payment Dates to the holders of record of shares of the Series K Preferred Stock, as they appear on the stock records of the Company at the close of business ten (10) business days prior to such Dividend Payment Date. Accrued but unpaid dividends on the Series K Preferred Stock shall be payable prior to the payment of any dividends on, and prior to any redemption or repurchase of, any Junior Security.

Section 4. Liquidation Preference.

(a) In the event of any Liquidation Event, as defined in Section 4(d), prior and in preference to any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of each share of Series K Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value (as defined in Section 9) of such shares on the date of distribution, and thereafter, shall participate pro ratably with the holders of Common Stock as if such holders of Series K Preferred Stock had converted all such Series K Preferred Stock into Common Stock.

(b) If, upon any payment or distribution in accordance with Section 4(a), the assets of the Company, or proceeds thereof, distributable shall be insufficient to pay in full the preferential amount aforesaid to the holders of the shares of Series K Preferred Stock, then the assets of the Company, or the proceeds thereof, shall be distributed among the holders of shares of Series K Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series K Preferred Stock if all amounts payable thereon were paid in full.

(c) A "***Liquidation Event***" shall mean (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) any sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company or (iii) any sale of equity interests, merger, reorganization or other transaction pursuant to which (y) the majority of the Company's Board of Directors immediately prior to such event are not the majority of the Company's Board of Directors immediately after such event or (z) any person or entity, or group of affiliated persons or entities, becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934), other than the Company's existing officers, directors or their affiliates, of the majority of the outstanding voting stock of the Company immediately after such event.

Section 5. Conversion Rights.

(a) At the Option of the Holder.

(i) Subject to the provisions of this Section 5, each holder of Series K Preferred Stock shall have the right, at any time, at such holder's option, to convert its Series K Preferred Stock, in whole or in part, into that number of shares of Common Stock determined by dividing the aggregate Liquidation Value of the shares of Series K Preferred Stock being converted as of the Effective Date (as defined in Section 5(a)(ii)) by $0.15, subject to adjustment as provided in this Certificate (the "***Conversion Price***").

(ii) In order for any holder to exercise the conversion option set forth in Section 5(a)(i), such holder shall execute a conversion election and deliver it and the applicable certificate to the Company at its principal office, setting forth in the conversion election the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The conversion election shall be deemed to be effective upon receipt by the Company. If the conversion election is received by the Company after 3:00 p.m. New York City time on any day, it shall be deemed to be received the next following business day (in either case, the "***Effective Date***"). The Company shall, as soon as practicable, but not later than three (3) business days after the date of receipt of the conversion election, issue and deliver to the location designated by such holder, the certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of such conversion. The Person (as defined in Section 9) or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Effective Date of such conversion.

(b) At the Option of the Company.

(i) If the Market Price (as defined in Section 9) per share of the Common Stock is at least three hundred percent (300%) of the Conversion Price (the "***Trigger Price***") for thirty (30) consecutive trading days (the "***Trigger Price Period***") and at least 200,000 shares of Common Stock are traded during each trading day in such Trigger Price Period, the Company may elect to have all of the then outstanding Series K Preferred Stock (subject to the limitation set forth in Section 5(e)) converted into that number of shares of Common Stock determined in accordance with Section 5(a)(i).

(ii) Such election may be exercised by the Company only upon written notice to the holders of the Series K Preferred Stock delivered within ten (10) days of the end of the Trigger Price Period (the "***Notice of Election***"). The Notice of Election shall be given by the Company via registered or certified mail, return receipt requested, postage prepaid, or via a reputable overnight courier service guaranteeing next business day delivery, to each holder of record of the shares of Series K Preferred Stock at each holder's address as the same appears on the stock register of the Company. Each such notice shall state: (A) the date fixed for the conversion, which shall be at least fifteen (15) days after the date of the Notice of Election, (B) the number of shares of Common Stock to be received upon surrender of such holder's certificates for the Series K Preferred Stock and (C) the place or places where holders are to surrender the certificates representing the shares of Series K Preferred Stock in order to receive in exchange the shares of Common Stock. If, pursuant to Section 5(e), the Company may not convert all of a holder's Series K Preferred Stock, such holder shall deliver to the place or places where holders are to surrender their certificates, along with the certificate or certificates for such holder's Series K Preferred Stock, a written notice setting forth the extent to which its Series K Preferred Stock is convertible (the "***Notice of Limitation***"). Upon the date fixed for conversion, each certificate representing shares of Series K Preferred Stock shall be deemed to represent solely the right to receive that number of shares of Common Stock into which such shares of Series K Preferred Stock have been converted upon surrender of such certificate to the Company (subject to the limitation set forth in Section 5(e) and the preceding sentence).

(iii) Notwithstanding the foregoing, the Company may not elect to have the outstanding Series K Preferred Stock converted pursuant to Section 5(b)(i) unless, at the time of the Notice of Election and at the time fixed for conversion, there is an effective registration statement under the Securities Act of 1933, as amended (the "***Securities Act***"), registering, and a current prospectus available for, the resale of the shares of Common Stock issuable upon conversion of the Series K Preferred Stock, or an exemption from registration under Rule 144 under the Securities Act would then be available without limitation on the volume or manner of sale (the "***Registration Condition***").

(c) <u>No Fractional Shares</u>. The Company shall not issue fractional shares of Common Stock upon conversion of the Series K Preferred Stock, but in lieu of fractional shares, the Company shall, in its discretion, either round up to the nearest whole number of shares of Common Stock to be issued or pay the holder the Market Price of such fractional share as of the date of the conversion election in cash.

(d) <u>Reservation of Shares</u>. The Company shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a number of shares of Common Stock equal to one hundred twenty percent (120%) of the maximum number of shares issuable upon conversion of the then outstanding shares of Series K Preferred Stock. All shares of Common Stock when issued upon conversion of shares of Series K Preferred Stock shall be validly issued, fully paid and nonassessable.

(e) <u>Conversion Limitations</u>. The Company shall not effect any conversion of Series K Preferred Stock, and neither the Company nor a holder of Series K Preferred Stock shall have the right to convert any Series K Preferred Stock, pursuant to Section 5(b) or 5(a), respectively, or otherwise, to the extent that after giving effect to the issuance of Common Stock

upon such conversion, the holder of Series K Preferred Stock (together with the holder's affiliates, and any other Persons acting as a group together with the holder or any of the holder's affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the holder's Series K Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series K Preferred Stock beneficially owned by the holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holders that the Company is not representing to the holders that such calculation is in compliance with Section 13(d) of the Exchange Act and the holders are solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(e) applies, the determination of whether the Series K Preferred Stock is convertible (in relation to other securities owned by the holder together with any affiliates) and to what extent the Series K Preferred Stock is convertible shall be in the sole discretion of the holder, and the submission of a conversion election or a Notice of Limitation shall be deemed to be the holder's determination of whether the Series K Preferred Stock is convertible (in relation to other securities owned by the holder together with any affiliates) and to what extent the Series K Preferred Stock is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Company shall within two trading days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the holder's Series K Preferred Stock, by the holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "***Beneficial Ownership Limitation***" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the holder's Series K Preferred Stock. A holder may elect to decrease or, upon not less than sixty-one (61) days' prior notice to the Company, may elect to increase or remove the Beneficial Ownership Limitation provided by this Section 5(e) with respect to the Series K Preferred Stock held by such holder. Any such election to increase or remove the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day

after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series K Preferred Stock without regard to any election to increase or remove the limitation delivered by a predecessor holder.

Section 6. Conversion Price Adjustments.

(a) The Conversion Price of the Series K Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Dividends and Splits. If the Company, at any time while shares of the Series K Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 3(a)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Subsequent Equity Sales. If the Company, at any time while shares of the Series K Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents (as defined in Section 9) entitling any Person to acquire shares of Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Common Stock or outstanding Common Stock Equivalents, at an effective price per share less than the then Conversion Price (such lower price, the "***Base Share Price***" and such issuances collectively, a "***Dilutive Issuance***"), then the Conversion Price shall be reduced to the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b)(i) in respect of an Exempt Issuance (as defined in Section 9).

(iii) Pro Rata Distributions. If the Company, at any time while shares of the Series K Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to the holders of the Series K Preferred Stock) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any

security other than the Common Stock (which shall be subject to Section 3(a)(ii)), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Market Price determined as of the record date mentioned above, and of which the numerator shall be such Market Price on such record date less the then per share market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(b) All calculations under this Section 6 shall be made to the nearest four decimal points.

(c) If at any time as a result of the provisions of this Section 6, the holder of this Series K Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of this Series K Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(d) The Company shall notify, in writing, each holder of record of the Series K Preferred Stock upon any adjustment or readjustment of the Conversion Price of the Series K Preferred Stock, and, upon written request at any time of any such holder, within a reasonable period after such written request, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price then in effect and (C) the number of shares of Common Stock that would be received upon conversion of a share of Series K Preferred Stock. In the case of an adjustment pursuant to Section 6(a)(ii), the Company's notice shall indicate the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms of the Dilutive Issuance. In the case of an adjustment pursuant to Section 6(a)(iii), the Company's notice shall indicate the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock and the market value thereof. For purposes of clarification, whether or not the Company provides notice pursuant to this Section 6(d), upon the occurrence of any of the events in Section 6(a), holders of Series K Preferred Stock shall be entitled to receive a number of shares calculated using the adjusted Conversion Price, regardless of whether the holder accurately refers to the adjusted Conversion Price in the conversion election.

Section 7. <u>Redemption</u>.

(a) At any time after the first anniversary of this Certificate, if the Registration Condition is satisfied during the period commencing on the Redemption Notice Date (as defined in Section 7(b)) and ending on the Redemption Date (as defined in Section 7(b)) and at least 200,000 shares of Common Stock are traded during each trading day in the 30 consecutive trading day period ending on the Redemption Notice Date and the 30 consecutive trading day period ending on the Redemption Date, the Company may redeem in cash, out of legally available funds therefor, all or any portion of the shares of Series K Preferred Stock

outstanding at a per share redemption price equal to (i) the Redemption Multiple, multiplied by (ii) the Liquidation Value of such share as of the Redemption Date. The "***Redemption Multiple***" is initially equal to one hundred twenty percent (120%) and shall be increased by twenty percent (20%) on each anniversary of this Certificate beginning with the second such anniversary.

(b) The Company shall provide written notice of any redemption of Series K Preferred Stock to each record hold of any shares of Series K Preferred Stock subject to such redemption not more than sixty (60) nor less than thirty (30) calendar days prior to the date on which such redemption is to be made. The date of the notice is herein referred to as the "***Redemption Notice Date***" and the date specified in such notice for redemption is herein referred to as the "***Redemption Date***."

(c) Prior to the Redemption Date, the holders of the Series K Preferred Stock shall retain all the rights and privileges granted under this Certificate, including the right of conversion in accordance with Section 5(a). On the Redemption Date, all rights pertaining to the Series K Preferred Stock, including, but not limited to, any right of conversion, will cease, and such Series K Preferred Stock will no longer be deemed to be outstanding. All certificates representing the Series K Preferred Stock subject to redemption will represent only the right to receive payment in accordance with the provisions of this Section 7.

(d) Any shares of Series K Preferred Stock which are redeemed or otherwise acquired by the Company shall be canceled, may not be reissued as Series K Preferred Stock, and shall be returned to the status of authorized and unissued shares of Preferred Stock without designation as to series.

Section 8. Voting Rights.

(a) The holders of record of shares of Series K Preferred Stock (the "***Series K Holders***") shall be entitled to the following voting rights, as more fully described in Section 8(b) below:

(i) the right to vote as class, in the manner described in Section 8(b)(i), upon any matter requiring a separate class vote under applicable law or contract or under this Certificate; and

(ii) the right to vote together with the holders of the Common Stock, in the manner described under Section 8(b)(ii), upon any matter submitted to the holders of the Common Stock for a vote.

(b) (i) If the Series K Holders are entitled to vote as a separate class, each issued and outstanding share of the Series K Preferred Stock shall be entitled to one vote and, except as otherwise provided by applicable law or in this Certificate, the vote of the holders of at least a majority of the then outstanding Series K Preferred Stock shall bind the entire class of Series K Preferred Stock. The Company shall give the Series K Holders at least ten (10) days' prior written notice of any matter to be submitted to such holders for a vote as a separate class.

(ii) If the Series K Holders are voting together with the holders of the Common Stock upon a matter, each of the Series K Holders shall be entitled to such number of

votes equal to the whole number of shares of Common Stock which would be issuable upon conversion of such holder's shares of Series K Preferred Stock (subject to the limitation set forth in Section 5(e)) on the record date established by the Company for a stockholder's meeting or if no such date is established, the date immediately preceding the date of the stockholders' written consent in lieu of a meeting. The Company shall give the Series K Holders the same notice it gives to the holders of Common Stock on issues on which the Series K Preferred Stock and Common Stock vote together and if the action is to be taken by written consent, at least one business day prior to the date of such written consent.

Section 9. Protective Provisions. In addition to any other rights provided by law or elsewhere in these Articles of Incorporation, so long as any shares of Series K Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of these Articles of Incorporation, without first obtaining the affirmative vote or written consent of the Series K Holders, the Company shall not:

(a) Amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Company's bylaws or file any articles of amendment designating the preferences, relative rights, privileges or powers of any series of Preferred Stock, or engage in any other action, that would alter or change the preferences, relative rights, privileges or powers of, or restrictions provided for the benefit of, the Series K Preferred Stock.

(b) Issue any shares of, or any security exercisable or exchangeable for, or convertible into, shares of, capital stock that is on parity with, or is ranked senior to, the Series K Preferred Stock, other than (i) shares of Series K Preferred Stock issued pursuant to the Securities Purchase Agreement, dated as of January _____, 2010, between the Company and the purchasers listed on the signature pages thereto (the "***Purchase Agreement***"), and (ii) shares of Series K Preferred Stock issued in payment of dividends on outstanding shares of Series K Preferred Stock.

(c) Permit the Company or any subsidiary to sell or issue any security of such subsidiary to any person or entity other than the Company.

(d) Repurchase, redeem or otherwise acquire for value any shares of any class of its capital stock, or any security exercisable or exchangeable for, or convertible into, its capital stock, other than the Series K Preferred Stock.

(e) Pay or declare dividends on, or otherwise make a distribution to the holders of, any capital stock, or any security exercisable or exchangeable for, or convertible into, its capital stock, other than the Series K Preferred Stock.

(f) Enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, other than Permitted Indebtedness. "***Permitted Indebtedness***" means (i) any strategic financing with beverage manufacturer, marketer, developer or distributor and (ii) a line of credit with a bank, in an amount up to $1.5 million, to provide funds for use as working capital.

(g) Enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereinafter acquired or any interest therein or income or profits therefrom, other than Permitted Liens. "***Liens***" means any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction. "***Permitted Liens***" means: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company's business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Company's business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness.

(h) Voluntarily liquidate, dissolve or wind up the Company or its business, or consent to any involuntarily liquidation, dissolution or winding up of the Company or its business.

(i) Merge or consolidate into or with any other corporation, limited liability company or other entity, or sell, assign, lease, pledge, encumber or otherwise dispose of all or substantially all of its assets or those of any subsidiary.

Section 10. Reacquired Shares. Any shares of Series K Preferred Stock exchanged, converted, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series K Preferred Stock.

Section 11. Adjustment for Stock Split or Subdivision. In the event that the Series K Preferred Stock is combined or subdivided, through a stock split, reverse split, or otherwise, all references to share numbers and per share amounts (including dividends) will be appropriately adjusted to take such action into account.

Section 12. Definitions. The following terms, as used herein, shall have the following meanings:

"***Common Stock Equivalents***" means any securities of the Company or the Subsidiaries that entitle the holder thereof to acquire, at any time, Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"***Exempt Issuance***" means the issuance of (a) shares of Common Stock or options to employees, officers, consultants or directors of the Company pursuant to any existing stock or option plan or any future stock option plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Certificate, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of assets in or used in a business synergistic with the business of the Company and such acquisition or strategic transaction shall be likely to provide to the Company additional benefits other than the investment of funds, and shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) the warrants and shares of Series K Preferred Stock issued pursuant to the Purchase Agreement or upon conversion of the promissory notes issued pursuant to the Note and Warrant Purchase Agreement, dated September 20, 2010, between the Company and the purchasers listed on Schedule A thereto, and the warrants issued to the placement agent (or its designees) in connection with the transactions contemplated by the Purchase Agreement, as well as any shares of Series K Preferred Stock issued as dividends thereon, any shares of Common Stock issued upon exercise or conversion thereof and any adjustment in the exercise or conversion price thereof; provided that any such dividend, exercise, conversion or adjustment is made in accordance with the terms of such security as set forth in the exhibits to the Purchase Agreement.

"***Liquidation Value***" equals, on any date, with respect to one share of Series K Preferred Stock, the Stated Value, plus any accrued but unpaid dividends through such date.

"***Market Price***" means on any date of determination the closing sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if there is more than one in either case, the average of the average closing bid and closing ask prices) as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded at such time or, if the Common Stock is not listed on a United States securities exchange, as reported on the OTC Bulletin Board, or, if not so reported, as determined by the Board in its good faith discretion.

"***Person***" means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

"***Stated Value***" equals, with respect to one share of Series K Preferred Stock, $25,000, as may be adjusted under the terms hereof.